Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Fourth Quarter and Full Year 2013 Results

– Gross Advanced Group Bookings for all Future Periods Increased 20.5 Percent Over Fourth Quarter 2012 –

– Full Year 2013 Net Income at $118.4 million –

– Full Year 2013 Adjusted Funds From Operations excluding REIT conversion costs at $190.2 million –

– Gaylord Texan initiates and accelerates room renovation project in December 2013 –

– Declares First Quarter 2014 dividend of $0.55 per share an increase of 10% over prior quarter dividend –

– Issues 2014 Guidance –

NASHVILLE, Tenn. (February 28, 2014) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the fourth quarter and full year ended December 31, 2013.

Colin V. Reed, chairman, chief executive officer and president of Ryman Hospitality Properties, stated, “Although 2013 was certainly a year in which we navigated our fair share of transitional challenges, we are generally pleased with how our business performed in the fourth quarter and our position entering 2014. While the fourth quarter came in below our expectations due to a few unanticipated events, we are encouraged by group dynamics that evolved throughout the quarter. Our bookings performance during the fourth quarter was certainly a highlight, as we booked over 772,000 gross room nights, a more than 20 percent increase year-over-year and the highest booking quarter since 2010. On a net room night basis, we booked over 637,000 room nights, a year-over-year increase of 37 percent. Our group room night bookings entering 2014 were 4.7 percent higher than they were entering 2013. In addition, our group mix for these bookings is more favorable with a 10 percent increase in corporate group room nights, which bodes well for outside-the room spending. These bookings results reflect the work we have done to improve the sales process with Marriott, and we are confident that we will continue to see these enhancements drive results in 2014.”

“Additional positive highlights during the fourth quarter include a significant decrease in in-the-year, for-the-year cancellations and attrition rates across our hotels. We saw in-the-year, for-the-year cancellations decline nearly 70 percent in the fourth quarter compared to the same period last year, and attrition rates came in at 10.7 percent for the fourth quarter 2013 compared to 12.2 percent for third quarter 2013 and 12.5 percent in fourth quarter 2012.

While impacted by severe winter weather in December and accelerated rooms renovation at the Gaylord Texan, our transient segment continued to show growth with a 13.5 percent increase in room nights in the fourth quarter over the prior year quarter, while full year 2013 transient room nights increased 20.7 percent compared to full year 2012. In terms of our bottom line, we remain focused on continuing to work with Marriott to improve margin performance and realize cost synergies, and we expect to see continued improvement in the coming quarters. In aggregate, all of these factors contribute to our view that our business is well positioned for 2014 and beyond.”

Fourth Quarter and Full Year 2013 Results (as compared to Fourth Quarter and Full Year 2012)

•	Gross advanced group bookings in the fourth quarter 2013 for all future periods increased 20.5 percent to approximately 772,000 room nights; net advanced group bookings in the fourth quarter 2013 for all future periods increased 37.4 percent to approximately 637,000 room nights. Gross advanced group bookings for the full year 2013 for all future periods increased 11.3 percent to approximately 2.2 million room nights; net advanced group bookings for the full year 2013 for all future periods increased 7.7 percent to approximately 1.6 million room nights.

•	As of December 31, 2013, group occupancy on the books for 2014 was 48.2 occupancy points, which is 2.2 occupancy points higher than as of the same time last year for 2013.

•	Transient room nights in the fourth quarter increased 13.5 percent to approximately 190,000 room nights while transient Average Daily Rate, or ADR, increased 1.7 percent. Transient room nights for full year 2013 increased 20.7 percent to approximately 576,000 room nights while transient ADR increased 2.3 percent.

•	Cancellations in-the-year, for-the-year in the fourth quarter 2013 decreased 69.8 percent to approximately 5,300 group rooms compared to approximately 17,400 group rooms in the fourth quarter 2012. Cancellations in-the-year, for-the-year for full year 2013 increased 5.4 percent to approximately 67,000 group rooms compared to approximately 63,000 group rooms for full year 2012.

•	Attrition for groups that traveled in the fourth quarter of 2013 was 10.7 percent of contracted room block compared to 12.5 percent in the same period in 2012, and attrition and cancellation fees collected during the fourth quarter of 2013 were $3.4 million compared to $1.9 million in the same period in 2012. Attrition for groups that traveled during full year 2013 was 11.1 percent of contracted room block compared to 8.3 percent for full year 2012, and attrition and cancellation fees collected during full year 2013 were $8.5 million compared to $6.4 million for full year 2012.

•	Total Revenue in the fourth quarter 2013 was flat at $266.1 million compared to Total Revenue in the fourth quarter 2012 of $266.3 million. Total Revenue for full year 2013 decreased 3.2 percent to $954.6 million compared to Total Revenue for full year 2012 of $986.6 million, or a decrease of 2.5 percent compared to Total Retail Adjusted Revenue for full year 2012.

•	Hospitality Revenue Per Available Room, or RevPAR, for the fourth quarter 2013 was flat at $123.39. Hospitality RevPAR for full year 2013 decreased 2.0 percent to $120.89.

•	Hospitality Total RevPAR in the fourth quarter 2013 decreased 0.9 percent to $331.26 compared to Hospitality Total RevPAR in the fourth quarter 2012. Hospitality Total RevPAR for full year 2013 decreased 3.8 percent to $297.22 compared to unadjusted Hospitality Total RevPAR for full year 2012, or a decrease of 3.0 percent compared to Hospitality Retail Adjusted Total RevPAR for full year 2012.

•	Hospitality Revenue for the fourth quarter 2013 decreased 0.9 percent to $246.8 million compared to Hospitality Revenue in the fourth quarter 2012. Hospitality Revenue for full year 2013 decreased 4.1 percent to $878.5 million compared to unadjusted Hospitality Revenue for full year 2012, or a decrease of 3.3 percent compared to Hospitality Retail Adjusted Revenue for full year 2012.

•	Net income in the fourth quarter 2013 was $30.2 million compared to a net loss of $15.0 million in fourth quarter 2012. Net income for the fourth quarter 2013 includes $0.8 million of REIT conversion costs; whereas net income for the fourth quarter 2012 includes $44.2 million of REIT conversion costs. In addition, net income for the fourth quarter of 2012 included a $20.0 million one-time gain on the sale of the Gaylord Hotels brand rights to Marriott. Net income for full year 2013 was $118.4 million compared to a net loss of $26.6 million for full year 2012. Net income for the full year 2013 reflects a decrease in total operating expenses of $113.0 million compared to full year 2012, due primarily to a $79.8 million decrease in REIT conversion costs. Net income for the full year 2013 also includes a tax benefit of $92.7 million, consisting primarily of a non-cash benefit of $64.8 million resulting from the reversal of certain net deferred tax liabilities in connection with the REIT conversion.

•	Adjusted EBITDA on a consolidated basis for fourth quarter 2013 increased 10.6% to $69.5 million compared to $62.8 million for fourth quarter 2012. Adjusted EBITDA on a consolidated basis for full year 2013 decreased 3.7 percent to $248.3 million compared to $257.9 million for full year 2012.

•	Hospitality Adjusted EBITDA for fourth quarter 2013 increased 1.3 percent to $67.5 million compared to $66.6 million for fourth quarter 2012. Hospitality Adjusted EBITDA for full year 2013 decreased 12.4 percent to $245.0 million compared to $279.8 million for full year 2012.

•	Adjusted Funds from Operations, or Adjusted FFO, for fourth quarter 2013 was $59.0 million compared to $8.3 million in fourth quarter 2012. Adjusted FFO excluding REIT conversion costs was $58.1 million compared to $28.4 million in fourth quarter 2012. Full year 2013 Adjusted FFO was $174.8 million compared to $86.6 million for full year 2012. Adjusted FFO excluding REIT conversion costs for full year 2013 was $190.2 million compared to $129.8 million for full year 2012.

•	During the fourth quarter 2013, a few meaningful events occurred that impacted Adjusted EBITDA on a consolidated basis, Hospitality Adjusted EBITDA, and Adjusted FFO.

•	Offsetting favorable overall hotel performance in October and November, transient business in December for three of our hotels (Gaylord Texan, Gaylord Opryland, and Gaylord National) was negatively impacted by winter weather conditions. As a whole, the winter storm had an approximately $2.9 million unfavorable impact to Hospitality Adjusted EBITDA and Adjusted FFO, with Gaylord Texan contributing approximately $2.2 million of this impact.

•	The room renovation project at Gaylord Texan was accelerated and began in December, resulting in approximately one-quarter of the room inventory being out of service for the month. The negative impact was approximately $3.7 million in revenue and approximately $2.0 million in Hospitality Adjusted EBITDA in December. In addition, the room renovation project included a non-capitalizable expense of $0.5 million which further impacted Hospitality Adjusted EBITDA and Adjusted FFO for the quarter.

•	As previously noted the sales teams for the hotels produced the highest group room night production since 2010. As a result, sales incentive expense incurred in the fourth quarter 2013 exceeded the company’s original estimates and impacted Hospitality Adjusted EBITDA and Adjusted FFO by $2.2 million.

•	In November, the Company determined that it was not economically feasible to expand the Gaylord Palms property in the near-term and subsequently terminated a 2008 tax incentive arrangement with Osceola County. As a result, Gaylord Palms received a $3.1 million reimbursement of sales and marketing expenses from Osceola County, which increased the hotel’s Adjusted EBITDA and Adjusted FFO.

•	In December, the Company terminated a cash-based deferred compensation plan for its board of directors and replaced it with a new compensation plan based on restricted stock unit awards. This plan change resulted in a $3.4 million non-cash charge to equity-based compensation expense, which was offset by a $3.4 million reversal of cash compensation cost and positively impacted Adjusted EBITDA within the Corporate and Other segment.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA, Retail Adjusted Revenue, Retail Adjusted Total RevPAR, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, a reconciliation of the non-GAAP financial measure Retail Adjusted Revenue to revenue, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Retail Adjusted Revenue”, “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, and “Supplemental Financial Results” below.

Hospitality

Property-level results and operating metrics for the fourth quarter of 2013 and 2012 are presented in greater detail below and under “Supplemental Financial Results.”

•	Gaylord Opryland RevPAR increased 3.6 percent to $122.63 compared to the fourth quarter of 2012. Total RevPAR decreased by 0.3 percent to $302.19 as compared to Total RevPAR in the fourth quarter of 2012. The growth in RevPAR was led by a 4.2 percentage point increase in occupancy, partially offset by a 2.3 percent decrease in ADR due to a group mix shift from premium corporate groups to lower rated association and other groups. Transient room nights increased 18.2 percent over fourth quarter 2012, while transient ADR decreased by 2.8 percent. Total revenue for the fourth quarter 2013 was slightly unfavorable compared to prior year as a result of a decline in ADR and outside-the-room spending on banquets, offset by the increase in transient room nights. The property was impacted negatively by severe winter weather in December, which offset favorable overall hotel performance in October and November. Through expense management, the property was able to offset the decline in revenue and slightly increase Adjusted EBITDA margin for the quarter to 26.0 percent, or an increase of 0.6 percentage points over the same period last year.

•	Gaylord Palms RevPAR increased 7.7 percent to $125.10 compared to the fourth quarter of 2012. Total RevPAR increased 3.2 percent to $346.75 compared to Total RevPAR in the fourth quarter of 2012. The increase in RevPAR is primarily related to an increase in room nights for the corporate and transient segments, partially offset by a decline in association room nights. Furthermore, transient ADR increased 4.4 percent to $173.25 compared to the fourth quarter of 2012. During the fourth quarter 2013, the property realized a $3.1 million sales and marketing expense reimbursement from Osceola County related to the termination of the tax incentive agreement for the previously planned expansion of the property. This adjustment impacts the year-over-year comparisons for Adjusted EBITDA and Adjusted EBITDA margin. Excluding the impact of the sales and marketing expense reimbursement, Adjusted EBITDA for the fourth quarter of 2013 increased 20.7 percent compared to the same period last year and Adjusted EBITDA margin increased 3.5 percentage points compared to the same period last year.

•

Gaylord Texan RevPAR decreased 9.0 percent to $125.88 compared to the fourth quarter of 2012. Total RevPAR decreased 8.7 percent to $399.58 as compared to the fourth quarter of 2012. Transient room nights for the property decreased 5.5 percent from fourth quarter of 2012, while transient ADR increased by 2.6 percent. The property was negatively impacted by a drop in transient room nights for December, driven by severe winter weather that heavily disrupted demand to the property’s holiday events. The weather disruption negatively impacted revenue by approximately $2.4 million and approximately $2.2 million of Adjusted EBITDA decline. In addition, the property was impacted by the acceleration of the room renovation program which began in December. Approximately 448 guest rooms were out of service during most of the month of December. Overall, approximately 11,400 total room nights were out of service as a result of the renovation. The negative impact of this renovation was roughly $3.7 million in revenue and approximately $2.0 million in Hospitality Adjusted EBITDA in December. In addition, the room renovation included a non-capitalizable expense of approximately $0.5 million which further impacted Hospitality Adjusted EBITDA and Adjusted FFO for the quarter. Adjusted EBITDA margin declined 2.8 percentage points for the fourth quarter compared to the same period last year.

•	Gaylord National RevPAR decreased 3.8 percent to $128.75 compared to the fourth quarter of 2012. Total RevPAR increased 2.4 percent to $345.38 as compared to Total RevPAR in the fourth quarter of 2012. Transient room nights for the property increased by 13.6 percent. Transient ADR increased by 14.3 percent over fourth quarter of 2012, which partially offset a decline in group ADR of 10.5 percent. The decrease in group ADR was a result of a shift from premium rated corporate groups to lower rated association groups coupled with short-term cancellations and higher attrition of premium rated groups. Adjusted EBITDA margin declined 2.9 percentage points compared to the same period last year. The property’s Adjusted EBITDA and Adjusted EBITDA margin for the fourth quarter of 2012 benefited from a one-time utilities credit of $1.6 million. Excluding this one-time item from last year’s results would have resulted in a 1.2 percent increase in Adjusted EBITDA and a 0.3 percentage point decrease in Adjusted EBITDA margin for the fourth quarter of 2013.

Reed continued, “We saw some encouraging signs at our properties in the fourth quarter, highlighted by Gaylord Palms which delivered a 7.7 percent increase in RevPAR and a 20.7 percent increase in Adjusted EBITDA, after excluding the sales and marketing expense reimbursement from Osceola County. Gaylord Opryland and Gaylord National also each performed well, despite harsh winter weather in December in Nashville and what continues to be a challenging environment in Washington D.C. amidst ongoing government uncertainty. Gaylord Opryland and Gaylord National also each delivered strong booking performances in the fourth quarter, allaying concerns over the impact of new supply entering these two markets.”

“Gaylord Texan was an outlier in the fourth quarter, as a severe winter storm in December had a significant negative impact on the property’s holiday events and was responsible for an estimated $2.4 million loss of revenue. The room refurbishment underway at the property was also a headwind, with over 11,400 room nights out of service in the quarter for the renovation.”

Opry and Attractions

Revenue for the Opry and Attractions segment rose 11.3 percent to $19.3 million in the fourth quarter of 2013 from $17.3 million in the prior-year quarter. Adjusted EBITDA declined 2.0 percent to $4.2 million in the fourth quarter of 2013, from $4.3 million in the prior-year quarter. Full year 2013 was a banner year for the Opry and

Attractions segment in terms of revenue and profitability aided by the increased profile of the city of Nashville among various media outlets and the popularity of the TV show Nashville. Full year 2013 revenues increased 7.8 percent to $76.1 million while Adjusted EBITDA increased 7.2 percent to $20.1 million over full year 2012.

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $2.3 million in the fourth quarter of 2013 compared to a loss of $8.2 million in the same period last year, or a 71.9 percent improvement. For full year 2013, Corporate and Other Adjusted EBITDA totaled a loss of $16.8 million, or an improvement of 58.7 percent over the same period last year. During the quarter, the cash-based deferred compensation plan for our board of directors was terminated and replaced with a new compensation plan based on restricted stock unit awards. The result of this plan change was a one-time $3.4 million non-cash charge to equity based compensation, offset by a $3.4 million reversal of cash compensation cost, which positively impacted Adjusted EBITDA for the fourth quarter and full year 2013. The improvement in Corporate and Other Adjusted EBITDA in the fourth quarter and full year 2013 as compared to the prior year periods is directly related to the transition of the Company to a REIT and resulting cost savings, which have exceeded our previously discussed cost synergy estimates.

REIT Conversion Costs

The Company has segregated all conversion costs associated with its conversion to a REIT and reported these amounts separately as REIT conversion costs in the accompanying financial information. During the fourth quarter of 2013, the Company incurred $0.8 million of costs associated with this conversion compared to $44.2 million in the fourth quarter of 2012. For full year 2013, the Company incurred $22.2 million of conversion costs compared to $102.0 million for full year 2012.

Dividend Update

The Company paid its fourth quarter cash dividend of $0.50 per share of common stock on January 15, 2014 to stockholders of record on December 27, 2013. Including the fourth quarter cash dividend payment, the Company paid out a total of $2.00 per share of common stock for full year 2013.

Today, the Company declared its first quarter cash dividend of $0.55 per share of common stock payable on April 14, 2014 to stockholders of record on March 28, 2014. It is the Company’s current plan to distribute total annual dividends of approximately $2.20 per share in cash in equal quarterly payments in April, July, October, and January, subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

As a result of the declaration of the dividend, effective immediately after the close of business on March 26, 2014, the conversion rate of the Company’s outstanding 3.75 percent convertible notes due 2014 will adjust from a conversion rate of 46.7774 per $1,000 principal amount of notes, which is equivalent to a conversion price of $21.38, to a conversion rate of 47.4034, which is equivalent to a conversion price of $21.10. Pursuant to customary anti-dilution adjustments, effective immediately after the close of business on March 26, 2014, the strike price of our call options related to the convertible notes will be adjusted to $21.10 per share of common stock and the exercise price of the common stock warrants we issued will be adjusted in a similar manner.

Balance Sheet/Liquidity Update

As of December 31, 2013, the Company had total debt outstanding of $1,154.4 million and unrestricted cash of $61.6 million. At December 31, 2013, $509.5 million of borrowings were drawn under the Company’s $1 billion credit facility, and the lending banks had issued $6.0 million in letters of credit, which left $484.5 million of availability for borrowing under the credit facility.

Guidance

The following business performance outlook is based on current information as of February 28, 2014. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “We believe 2014 will be a solid year for our company particularly given our group pace entering the year as well as the continued strength of the transient segment. We entered 2014 with 4.8 percent more group room nights on the books than we had at the same point last year for 2013. This strong demand growth and favorable supply dynamics in the markets in which we operate should allow for improved pricing power and higher average daily rates, which we are reflecting in anticipated RevPAR growth of 4.0% to 6.0% versus 2013. Coupled with the strength of our group pace entering the year, we also have a more favorable mix of group business with a 10 percent increase in higher rated corporate group room nights, which should positively impact outside-of-the-room spending. As such, we believe we will generate between 5.0% and 7.0% growth in Total RevPAR over 2013. We are providing full year 2014 Adjusted EBITDA guidance for our Hospitality segment of $265.0 to $281.0 million. This includes the impact of completing the room renovation at Gaylord Texan, which we believe will result in approximately 32,276 room nights out of service for 2014. Our 2014 Adjusted EBITDA guidance for Opry and Attractions is $20.0 to $22.0 million and Corporate & Other guidance for Adjusted EBITDA in 2014 is a loss of $23.0 to $21.0 million. As a result, our guidance for 2014 Adjusted EBITDA on a consolidated basis is expected to be $262.0 to $282.0 million.

	Guidance
	Full Year 2014
US$ in millions, except per share figures	Low	High
Hospitality RevPAR	4.0%	6.0%
Hospitality Total RevPAR	5.0%	7.0%

Adjusted EBITDA
Hospitality [1,2]	$265.0	$281.0
Opry and Attractions	20.0	22.0
Corporate and Other	(23.0)	(21.0)

Total Adjusted EBITDA	$262.0	$282.0

Adjusted FFO [3]	$177.0	$199.0
Adjusted FFO per Share [3]	$3.50	$3.93

Estimated Basic Shares Outstanding	50.6	50.6

1.	Hospitality segment guidance assumes 32,276 room nights out of service in 2014 due to the renovation of rooms at Gaylord Texan. The out of service rooms do not impact total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).
2.	Estimated interest income of $12.0 million from Gaylord National bonds reported in hospitality segment guidance in 2014 and historical results in 2013.
3.	Adjusted FFO guidance includes a deduction for maintenance capital expenditures of $41.0 to $43.0 million.

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Earnings Call information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, anticipated cost synergies and revenue enhancements from the Marriott relationship, the effect of and degree of success of the joint action plan to improve the performance of the Hospitality segment, estimated capital expenditures, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes effective for the year ending December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction and to realize improvements in profitability, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on

Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, as well as in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is being filed today. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Retail Adjusted Revenue

Under Marriott International, Inc.’s management of Gaylord Opryland, Gaylord Texan, and Gaylord National, the retail operations of such hotels were outsourced to a third party retailer beginning in the fourth quarter of 2012. The properties now receive rental lease payments rather than full retail revenue and associated expense. The net impact of this change lowered overall retail revenue for each affected property. For full year 2012 the change resulted in revenue decreases of approximately $7.9 million (Gaylord Opryland–$4.6 million, Gaylord Texan–$1.9 million, and Gaylord National–$1.4 million). The change impacted consolidated revenue, Hospitality segment revenue, property revenue, and Total RevPAR as explained below. To enable period-over-period comparison, we have included adjusted full year 2012 revenue and Total RevPAR figures to reflect the elimination of retail revenues in the Q1-Q3 2012 periods from operations that have been outsourced commencing in the fourth quarter of 2012. No adjustments were made to the Gaylord Palms’ results due to the fact that during all periods presented, retail operations were outsourced at that property. No adjustments were made for the fourth quarter because the outsourcing of retail began in the fourth quarter of 2012. A reconciliation of actual revenue to Retail Adjusted Revenue for the full year 2012 is set forth below under “Supplemental Financial Results.”

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue by room nights available to guests for the period. We calculate retail adjusted total revenue per available room (“Retail Adjusted Total RevPAR”) for our hotels for 2012 by dividing the sum of room revenue, food and beverage, and other ancillary services revenue minus the retail adjustment for the period by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA, Adjusted FFO and Retail Adjusted Revenue, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Our method of calculating Adjusted EBITDA as used herein differs from the method we used to calculate Adjusted EBITDA as presented in press releases covering periods prior to 2013. The $4.9 million loss on the call spread settlement recorded in 2013 related to our convertible notes repurchase does not result in a charge to net income. Therefore, Adjusted EBITDA for 2013 does not reflect the impact of the loss.

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gain (loss) on extinguishment of debt, and subtract certain capital expenditures (the required FF&E reserves for our managed properties plus maintenance capital expenditures for our non-managed properties). We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.” The $4.9 million loss on the call spread settlement recorded in 2013 related to our convertible notes repurchase does not result in a charge to net income. Therefore, Adjusted FFO for 2013 does not reflect the impact of the loss.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2013	2012	2013	2012
Revenues :
Rooms	$91,927	$91,922	$357,313	$365,611
Food and beverage	96,650	102,087	382,340	401,252
Other hotel revenue	58,216	54,996	138,856	149,178
Opry and Attractions	19,277	17,316	76,053	70,553

Total revenues	266,070	266,321	954,562	986,594

Operating expenses:
Rooms	28,829	24,202	106,849	96,900
Food and beverage	59,579	63,690	237,153	242,739
Other hotel expenses	91,283	94,738	295,152	314,643
Management fees	4,206	4,207	14,652	4,207

Total hotel operating expenses	183,897	186,837	653,806	658,489
Opry and Attractions	15,202	13,082	56,528	52,130
Corporate	7,291	9,393	26,292	46,876
REIT conversion costs	807	44,165	22,190	101,964
Casualty loss	(21)	139	54	858
Preopening costs	—	—	—	340
Impairment and other charges (non-REIT conversion costs)	1,619	—	2,976	—
Depreciation and amortization	27,549	37,302	116,528	130,691

Total operating expenses	236,344	290,918	878,374	991,348

Operating income (loss)	29,726	(24,597)	76,188	(4,754)

Interest expense, net of amounts capitalized	(14,982)	(14,633)	(60,916)	(58,582)
Interest income	3,144	3,051	12,267	12,307
Income from unconsolidated companies	—	—	10	109
Loss on extinguishment of debt	—	—	(4,181)	—
Other gains and (losses), net	82	20,000	2,447	22,251

Income (loss) before income taxes	17,970	(16,179)	25,815	(28,669)

Benefit for income taxes	12,136	1,236	92,662	2,034

Income (loss) from continuing operations	30,106	(14,943)	118,477	(26,635)

Income (loss) from discontinued operations, net of taxes	56	(9)	(125)	(9)

Net income (loss)	30,162	(14,952)	118,352	(26,644)

Loss on call spread modification related to convertible notes	—	—	(4,869)	—

Net income (loss) available to common shareholders	$30,162	$(14,952)	$113,483	$(26,644)

Basic net income (loss) per share available to common shareholders:
Income (loss) from continuing operations	$0.60	$(0.32)	$2.22	$(0.56)
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss)	$0.60	$(0.32)	$2.22	$(0.56)

Fully diluted net income (loss) per share available to common shareholders:
Income (loss) from continuing operations	$0.48	$(0.32)	$1.81	$(0.56)
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss)	$0.48	$(0.32)	$1.81	$(0.56)

Weighted average common shares for the period:
Basic	50,527	46,201	51,174	47,602
Diluted (1)	62,458	46,201	62,810	47,602

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months and twelve months ended December 31, 2013, the purchased call options effectively reduce dilution by approximately 6.4 million and 6.3 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Dec. 31, 2013	Dec. 31, 2012
ASSETS:
Property and equipment, net of accumulated depreciation	$2,067,997	$2,148,999
Cash and cash equivalents - unrestricted	61,579	97,170
Cash and cash equivalents - restricted	20,169	6,210
Notes receivable	148,350	149,400
Trade receivables, net	51,782	55,343
Deferred financing costs	19,306	11,347
Prepaid expenses and other assets	55,446	63,982

Total assets	$2,424,629	$2,532,451

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,154,420	$1,031,863
Accounts payable and accrued liabilities	157,339	215,538
Deferred income taxes	23,117	88,938
Deferred management rights proceeds	186,346	189,269
Dividends payable	25,780	—
Other liabilities	119,932	153,245
Stockholders’ equity	757,695	853,598

Total liabilities and stockholders’ equity	$2,424,629	$2,532,451

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2013		2012		2013		2012
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$266,070		$266,321		$954,562		$986,594
Net income (loss)	$30,162		$(14,952)		$118,352		$(26,644)
(Income) loss from discontinued operations, net of taxes	(56)		9		125		9
Benefit for income taxes	(12,136)		(1,236)		(92,662)		(2,034)
Other (gains) and losses, net	(82)		(20,000)		(2,447)		(22,251)
Net loss on the extinguishment of debt	—		—		4,181		—
Income from unconsolidated companies	—		—		(10)		(109)
Interest expense, net	11,838		11,582		48,649		46,275
Depreciation & amortization	27,549		37,302		116,528		130,691

EBITDA	57,275	21.5%	12,705	4.8%	192,716	20.2%	125,937	12.8%
Preopening costs	—		—		—		340
Non-cash lease expense	1,399		1,427		5,595		5,706
Equity-based compensation	5,157		1,317		10,095		8,559
Impairment charges (non-REIT conversion costs)	1,619		—		2,976		—
Interest income on Gaylord National bonds	3,144		3,049		12,263		12,295
Other gains and (losses), net	82		20,000		2,447		22,251
Gain on disposal of assets	—		(20,000)		(52)		(20,000)
Casualty loss	(21)		139		54		858
REIT conversion costs	807		44,165		22,190		101,964

Adjusted EBITDA	$69,462	26.1%	$62,802	23.6%	$248,284	26.0%	$257,910	26.1%

Hospitality segment
Revenue	$246,793		$249,005		$878,509		$916,041
Operating income	36,024		24,760		111,133		128,650
Depreciation & amortization	25,219		26,366		103,147		107,343
Preopening costs	—		—		—		340
Non-cash lease expense	1,399		1,427		5,595		5,706
Equity-based compensation	—		—		—		1,979
Impairment charges (non-REIT conversion costs)	1,469		—		2,826		—
Interest income on Gaylord National bonds	3,144		3,049		12,263		12,295
Other gains and (losses), net	82		—		2,447		2,251
Gain on disposal of assets	—		—		(52)		—
REIT conversion costs	184		11,043		7,597		21,220

Adjusted EBITDA	$67,521	27.4%	$66,645	26.8%	$244,956	27.9%	$279,784	30.5%

Opry and Attractions segment
Revenue	$19,277		$17,316		$76,053		$70,553
Operating income	2,542		2,724		13,877		12,650
Depreciation & amortization	1,366		1,293		5,368		5,119
Equity-based compensation	163		90		575		321
Impairment charges (non-REIT conversion costs)	150		—		150		—
Casualty loss	(95)		32		(95)		430
REIT conversion costs	112		186		225		225

Adjusted EBITDA	$4,238	22.0%	$4,325	25.0%	$20,100	26.4%	$18,745	26.6%

Corporate and Other segment
Operating loss	(8,840)		(52,081)		(48,822)		(146,054)
Depreciation & amortization	964		9,643		8,013		18,229
Equity-based compensation	4,994		1,227		9,520		6,259
Other gains and (losses), net	—		20,000		—		20,000
(Gain) loss on disposal of assets	—		(20,000)		—		(20,000)
Casualty loss	74		107		149		428
REIT conversion costs	511		32,936		14,368		80,519

Adjusted EBITDA	$(2,297)		$(8,168)		$(16,772)		$(40,619)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2013	2012	2013	2012
	$	$	$	$
Consolidated
Net income (loss) (1)	$30,162	$(14,952)	$118,352	$(26,644)
Depreciation & amortization	27,549	37,302	116,528	130,691
Gains on sale of real estate assets	—	(20,000)	(52)	(20,000)

FFO	57,711	2,350	234,828	84,047

Capital expenditures (2)	(7,755)	(12,369)	(29,801)	(55,183)
Non-cash lease expense	1,399	1,427	5,595	5,706
Impairment charges	1,618	12,004	3,527	33,291
Loss on extinguishment of debt	—	—	4,181	—
Write-off of deferred financing costs	—	—	1,845	—
Amortization of deferred financing costs	1,442	1,260	5,525	4,908
Amortization of debt discounts	3,273	3,593	13,816	13,793
Noncash tax benefit resulting from REIT conversion	1,290	—	(64,756)	—

Adjusted FFO (1)	$58,978	$8,265	$174,760	$86,562

REIT conversion costs (tax effected)	(914)	20,133	15,414	43,251

Adjusted FFO excluding REIT conversion costs (1)	$58,064	$28,398	$190,174	$129,813

FFO per basic share	$1.14	$0.05	$4.59	$1.77
Adjusted FFO per basic share	$1.17	$0.18	$3.42	$1.82
Adjusted FFO (excl. REIT conversion costs) per basic share	$1.15	$0.61	$3.72	$2.73

FFO per diluted share (3)	$0.92	$0.05	$3.74	$1.77
Adjusted FFO per diluted share (3)	$0.94	$0.18	$2.78	$1.82
Adjusted FFO (excl. REIT conversion costs) per diluted share (3)	$0.93	$0.61	$3.03	$2.73

(1)	As the impact of the loss on the call spread modification related to the repurchase of our convertible notes repurchase does not represent a charge to net income, net income, adjusted FFO and adjusted FFO excluding REIT conversion costs do not include this loss.
(2)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(3)	The GAAP calculation of diluted shares does not consider the anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months and twelve months ended December 31, 2013, the purchased call options effectively reduce dilution by approximately 6.4 million and 6.3 million shares, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2013	2012 (1)	2013	2012 (1)
HOSPITALITY OPERATING METRICS:

Hospitality Segment

Occupancy	70.3%	67.7%	70.7%	70.8%
Average daily rate (ADR)	$175.48	$182.23	$170.89	$174.20
RevPAR	$123.39	$123.38	$120.89	$123.36
OtherPAR	$207.87	$210.85	$176.33	$185.71
Total RevPAR	$331.26	$334.23	$297.22	$309.07

Revenue	$246,793	$249,005	$878,509	$916,041
Adjusted EBITDA	$67,521	$66,645	$244,956	$279,784
Adjusted EBITDA Margin	27.4%	26.8%	27.9%	30.5%

Gaylord Opryland

Occupancy	74.5%	70.3%	72.8%	70.5%
Average daily rate (ADR)	$164.63	$168.53	$158.24	$161.37
RevPAR	$122.63	$118.40	$115.17	$113.83
OtherPAR	$179.56	$184.80	$152.07	$159.86
Total RevPAR	$302.19	$303.20	$267.24	$273.69

Revenue	$80,125	$80,393	$281,118	$288,693
Adjusted EBITDA	$20,850	$20,450	$82,181	$84,257
Adjusted EBITDA Margin	26.0%	25.4%	29.2%	29.2%

Gaylord Palms

Occupancy	74.4%	67.0%	75.3%	74.9%
Average daily rate (ADR)	$168.05	$173.33	$164.42	$168.97
RevPAR	$125.10	$116.16	$123.74	$126.53
OtherPAR	$221.65	$219.79	$201.26	$212.89
Total RevPAR	$346.75	$335.95	$325.00	$339.42

Revenue	$44,853	$43,455	$166,785	$174,662
Adjusted EBITDA	$13,888	$8,938	$44,572	$51,250
Adjusted EBITDA Margin	31.0%	20.6%	26.7%	29.3%

Gaylord Texan

Occupancy	69.5%	76.0%	71.3%	73.7%
Average daily rate (ADR)	$181.08	$181.83	$172.74	$175.53
RevPAR	$125.88	$138.26	$123.18	$129.38
OtherPAR	$273.70	$299.33	$215.43	$232.69
Total RevPAR	$399.58	$437.59	$338.61	$362.07

Revenue	$55,547	$60,830	$186,747	$200,235
Adjusted EBITDA	$15,981	$19,194	$51,680	$62,694
Adjusted EBITDA Margin	28.8%	31.6%	27.7%	31.3%

Gaylord National

Occupancy	62.0%	59.7%	64.5%	67.7%
Average daily rate (ADR)	$207.54	$224.31	$205.56	$205.84
RevPAR	$128.75	$133.88	$132.49	$139.33
OtherPAR	$216.63	$203.32	$186.65	$192.45
Total RevPAR	$345.38	$337.20	$319.14	$331.78

Revenue	$63,422	$61,922	$232,508	$242,379
Adjusted EBITDA	$15,492	$16,911	$63,044	$78,484
Adjusted EBITDA Margin	24.4%	27.3%	27.1%	32.4%

The Inn at Opryland (2)

Occupancy	69.9%	58.1%	68.9%	60.7%
Average daily rate (ADR)	$107.06	$105.06	$107.57	$105.43
RevPAR	$74.88	$60.99	$74.15	$63.99
OtherPAR	$30.92	$28.31	$29.42	$28.81
Total RevPAR	$105.80	$89.30	$103.57	$92.80

Revenue	$2,846	$2,405	$11,351	$10,072
Adjusted EBITDA	$1,310	$1,152	$3,479	$3,099
Adjusted EBITDA Margin	46.0%	47.9%	30.6%	30.8%

(1)	For purposes of comparability, both 2013 and 2012 occupancy, RevPAR, OtherPAR and Total RevPAR are calculated using Marriott’s method of calculating available rooms and do not exclude renovation rooms from the calculation of rooms available, which is different from how the Company has previously accounted for renovation rooms prior to the Marriott transition. In addition, both 2013 and 2012 occupancy and ADR do not include complimentary room nights in the calculation of occupied rooms, which is different from how the Company has previously accounted for complimentary rooms prior to the Marriott transition.
(2)	Includes other hospitality revenue and expense.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

RECONCILIATION OF ADJUSTED RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2013	2012	2013	2012
Consolidated:
Revenue	$266,070	$266,321	$954,562	$986,594
Less: Retail Inventory Adjustment	—	—	—	(7,896)

Retail Adjusted Revenue	$266,070	$266,321	$954,562	$978,698

Hospitality Segment:
Revenue	$246,793	$249,005	$878,509	$916,041
Less: Retail Inventory Adjustment	—	—	—	(7,896)

Retail Adjusted Revenue	$246,793	$249,005	$878,509	$908,145

Total RevPAR	$331.26	$334.23	$297.22	$309.07
Retail Adjusted Total RevPAR	$331.26	$334.23	$297.22	$306.41

Gaylord Opryland:
Revenue	$80,125	$80,393	$281,118	$288,693
Less: Retail Inventory Adjustment	—		—	(4,618)

Retail Adjusted Revenue	$80,125	$80,393	$281,118	$284,075

Total RevPAR	$302.19	$303.20	$267.24	$273.69
Retail Adjusted Total RevPAR	$302.19	$303.20	$267.24	$269.31

Gaylord Palms:
Revenue	$44,853	$43,455	$166,785	$174,662
Less: Retail Inventory Adjustment	—	—	—	—

Retail Adjusted Revenue	$44,853	$43,455	$166,785	$174,662

Total RevPAR	$346.75	$335.95	$325.00	$339.42
Retail Adjusted Total RevPAR	$346.75	$335.95	$325.00	$339.42

Gaylord Texan:
Revenue	$55,547	$60,830	$186,747	$200,235
Less: Retail Inventory Adjustment	—	—	—	(1,887)

Retail Adjusted Revenue	$55,547	$60,830	$186,747	$198,348

Total RevPAR	$399.58	$437.59	$338.61	$362.07
Retail Adjusted Total RevPAR	$399.58	$437.59	$338.61	$358.66

Gaylord National:
Revenue	$63,422	$61,922	$232,508	$242,379
Less: Retail Inventory Adjustment	—	—	—	(1,390)

Retail Adjusted Revenue	$63,422	$61,922	$232,508	$240,989

Total RevPAR	$345.38	$337.20	$319.14	$331.78
Retail Adjusted Total RevPAR	$345.38	$337.20	$319.14	$329.88

Inn at Opryland (and Other Hospitality):
Revenue	$2,846	$2,405	$11,351	$10,072
Less: Retail Inventory Adjustment	—	—	—	—

Retail Adjusted Revenue	$2,846	$2,405	$11,351	$10,072

Total RevPAR	$105.80	$89.30	$103.57	$92.80
Retail Adjusted Total RevPAR	$105.80	$89.30	$103.57	$92.80

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Adjusted Funds From Operations (“AFFO”) reconciliation:

	GUIDANCE
	FULL YEAR 2014
	Low	High
ADJUSTED EBITDA RECONCILIATION

Ryman Hospitality Properties, Inc.
Net Income	$83,000	$103,000
Provision (benefit) for income taxes	(12,000)	(12,000)
Other (gains) and losses, net	(2,400)	(2,400)
Interest expense	64,000	64,000
Interest income	(12,000)	(12,000)

Operating Income	120,600	140,600
Depreciation and amortization	115,500	115,500

EBITDA	236,100	256,100
Non-cash lease expense	5,500	5,500
Equity based compensation	6,000	6,000
Other gains and (losses), net	2,400	2,400
Interest income	12,000	12,000

Adjusted EBITDA	$262,000	$282,000

Hospitality Segment
Operating Income	$141,100	$157,100
Depreciation and amortization	104,000	104,000

EBITDA	245,100	261,100
Non-cash lease expense	5,500	5,500
Equity based compensation	—	—
Other gains and (losses), net	2,400	2,400
Interest income	12,000	12,000

Adjusted EBITDA	$265,000	$281,000

Opry and Attractions Segment
Operating Income	$14,000	$16,000
Depreciation and amortization	5,500	5,500

EBITDA	19,500	21,500
Non-cash lease expense	—	—
Equity based compensation	500	500
Interest income	—	—

Adjusted EBITDA	$20,000	$22,000

Corporate and Other Segment
Operating Income	$(34,500)	$(32,500)
Depreciation and amortization	6,000	6,000

EBITDA	(28,500)	(26,500)
Non-cash lease expense	—	—
Equity based compensation	5,500	5,500
Interest income	—	—

Adjusted EBITDA	$(23,000)	$(21,000)

ADJUSTED FUNDS FROM OPERATIONS RECONCILIATION

Ryman Hospitality Properties, Inc.
Net Income	$83,000	$103,000
Depreciation & Amortization	115,500	115,500
Capital Expenditures	(43,000)	(41,000)
Non-Cash Lease Expense	5,500	5,500
Amortization of Debt Premiums/Disc.	10,000	10,000
Amortization of DFC	6,000	6,000

Adjusted FFO	$177,000	$199,000